As filed with the Securities and Exchange Commission on February 10, 2021

Registration No. 333-179181

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-179181

UNDER

THE SECURITIES ACT OF 1933

DEVON ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	73-1567067
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

333 W. Sheridan Ave.

Oklahoma City, Oklahoma 73102-5015

(405) 235-3611

(Address of principal executive offices)

Devon Energy Corporation Incentive Savings Plan

(Full title of the Plan)

Dennis C. Cameron

Executive Vice President and General Counsel

Devon Energy Corporation

333 W. Sheridan Ave.

Oklahoma City, Oklahoma 73102-5015

(405) 235-3611

(Name, address and telephone number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Devon Energy Corporation (the “Registrant”) deregisters all shares of the Registrant’s common stock, $0.10 par value per share (the “Shares”), and other Plan (as defined below) interests remaining unsold or otherwise unissued under the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission on January 26, 2012, registering Shares and other Plan interests issuable under the Registrant’s Devon Energy Corporation Incentive Savings Plan, as amended (the “Plan”).

The Registrant has stopped accepting investments in the Registrant’s stock fund under the Plan, and all Shares and other Plan interests, held in such fund under the Plan were reinvested as investments in non-Registrant investment vehicles. Accordingly, the Registrant is no longer issuing securities under the Plan, and the offerings pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on February 10, 2021.

DEVON ENERGY CORPORATION

By:	/s/ Jeffrey L. Ritenour
	Name:	Jeffrey L. Ritenour
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this Post-Effective Amendment to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on February 10, 2021.

DEVON ENERGY CORPORATION INCENTIVE SAVINGS PLAN

By:	/s/ Tana K. Cashion
on behalf of the Devon Energy Corporation Retirement Plans Investment Committee, Plan Administrator